Exhibit 99.1

Liberty Global Reports First Quarter 2017 Results
Total Q1 RGU Additions of 286,000 in Europe & LatAm, up 46% YoY
European Operating Income of $431 Million in Q1, Down 18% YoY
Q1 Rebased OCF Growth of 4% in Europe, reaching $1.6 Billion
Network & Product Investments to Underpin LiLAC's Future Growth
$1.0 Billion of LBTY Equity Repurchases & $20 Million at LiLAC

Denver, Colorado May 7, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results for the three months ("Q1") ended March 31, 2017 for the Liberty Global Group1 and the LiLAC Group1.

CEO Mike Fries stated, "Our first quarter results in Europe showed an acceleration in volume growth, as the mix of market-leading broadband speeds, next-generation2 TV functionality and new build activity underpinned this performance. We added 244,000 RGUs3 during Q1, a 40% increase4 compared to the prior-year period, while successfully implementing price increases across several European markets. This improvement in subscriber additions was led by our operations in the U.K. and Germany, both of which contributed to our best first quarter video performance in the last ten years."

"In terms of our European financials, we had a soft start to the year on the revenue front with 2% rebased5 growth in Q1, mainly due to challenging mobile results in Belgium and the U.K. Of note, we delivered a solid B2B6 performance with 9% rebased revenue growth during the quarter, driven by robust SOHO and SME results. Consistent with our projection for full-year growth to be back-end loaded again this year, we generated 4% rebased OCF7 growth in Q1. While most markets reported results consistent with our forecasts, Virgin Media's cable ARPU8 was softer than planned, partly due to discounting and mix effect, as well as a decline in mobile revenue. Virgin's 1% rebased OCF growth in the first quarter also reflected significant investment in our U.K. marketing efforts, emphasizing our competitive advantage on broadband speeds, TV superiority bolstered by Virgin's new 4K set-top box and our attractive new 4G quad-play offerings. These investments should allow us to deliver better results in the second half of this year. However, we now anticipate our 2017 full-year rebased OCF growth to be around 5% for Liberty Global Group."

"With respect to Project Lightning, we previously reported a reboot9 of the program along with leadership changes. This transformation includes the appointment of a new Lightning management team reporting to Liberty’s central T&I group and a detailed review of the program with a view towards ramping our construction activity over the next 12 to 24 months. Although we delivered 102,000 new premises at Virgin Media in Q1 and a total of around 700,000 homes to date, we expect that the management transition and related review is likely to result in a slower build pace than what we previously expected for 2017. We will provide an update after our second quarter. Our new build plans throughout the rest of continental Europe10 are progressing well."

"As expected, we faced a challenging first quarter at LiLAC due to the comparison against CWC’s11 prior-year OCF result, which was an anomaly when compared to preceding and subsequent quarters. However, our businesses in Chile and Puerto Rico continued to perform strongly, with rebased OCF increases of 12% and 10%, respectively. And we continue laying the building blocks to accelerate LiLAC's growth profile over the next several years. In addition to our network extension investments, we are putting the finishing touches on CWC's new operating model and organizational structure. With most key roles at LiLAC and CWC having been filled, we are beginning to see the benefits from the progress we have made post-acquisition. For example, we had encouraging results on the subscriber front, as we added 42,000 RGUs across the region, including 10,000 at CWC, driven by our product investments and evolving go-to-market strategies. Going forward, we continue to anticipate approximately $1.5 billion12 of OCF for full-year 2017 and are preparing for the hard spin of LiLAC Group towards the end of the year."

"During the first four months of the year, we took advantage of favorable capital market conditions and refinanced nearly $8 billion of debt across credit pools in both Europe and Latin America in order to lengthen our maturity profile and further reduce interest costs. At the Liberty Global plc level, our average tenor13 at March 31 was over seven years, with a fully-swapped borrowing cost14 of 4.9%. In combination with our substantial liquidity position15 of $6.7 billion at quarter-end, our balance sheet remains in great shape. In addition, we took advantage of the attractive trading levels for both of our stocks during Q1, ramping the repurchases of our European equity to $1 billion, or one-third of our full-year target, while also repurchasing around $20 million of LiLAC Group equity. Looking ahead, we will remain opportunistic in terms of managing our capital structure, as our levered-equity approach remains a core pillar of our long-term value creation strategy."

European Highlights Q1 2017
•Organic customer relationship16 growth of 40,000 in Q1 2017
◦Fueled by strong quarterly additions in the U.K. and MDU contributions in Germany
•Organic RGU growth was up 40% year-over-year with 244,000 net additions in Q1
◦Our video attrition improved materially to a loss of just 15,000 RGUs
•Our mobile base now stands at 6.4 million subscribers17, including 5.1 million or 80% postpaid
◦91,000 organic postpaid mobile additions, driven by Belgium and the U.K.
•Rebased revenue growth of 2%, driven by:
◦Residential fixed18 to $2.6 billion at Q1 2017, up 2% year-over-year
◦B2B (incl. SOHO) up 9% year-over-year to $0.4 billion in Q1 2017
◦Consumer mobile (incl. handset & interconnect) declined 5% YoY to $0.4 billion at Q1 2017
•Q1 operating income declined 18% year-over-year to $431 million
•Rebased OCF growth of 4%, softened by 1% rebased growth at Virgin Media
•Delivered over 200,000 new premises, including 102,000 at Virgin Media in Q1
•Continue to expect $1.5 billion of adjusted free cash flow19 in 2017

Liberty Global Group (Europe)	Q1 2017	YOY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	244,300	40.0%

Financial (in USD millions, unless noted)
Revenue	$3,519	2.1%
OCF	$1,605	4.1%
Operating income	$431	(18.1%)

Adjusted FCF	$(333)	217.1%
Cash provided by operating activities	$903
Cash provided by investing activities	$1,891
Cash used by financing activities	$(1,783)

* For the RGU growth rate the Netherlands is excluded from the Q1 2016 figure; Revenue and OCF YoY growth rates are on a rebased basis.

LiLAC Highlights Q1 2017
•Record organic customer additions of 33,000, reversing most of the Q4 2016 declines
•Organic RGU additions up 97% year-over-year totaling 42,000, driven by broadband
◦CWC contributed 10,000 RGU additions compared to a loss of 20,000 RGUs in Q4 2016
•Rebased revenue growth in Chile and Puerto Rico at 7% and 3%, respectively
•Operating income up 130% year-over-year to $138 million
•Rebased OCF decline of 10% YoY, impacted by challenging prior-year comparison at CWC
◦Double-digit rebased OCF growth of 12% in Chile and 10% in Puerto Rico
•New build/upgrade progressing well, led by Chile and Panama

Liberty Latin America & Caribbean	Q1 2017	YOY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	41,900	96.7%

Financial (in USD millions, unless noted)
Revenue	$911	(0.8%)
OCF	$354	(9.6%)
Operating income	$138	130.0%

Adjusted FCF	$(58)	(391.5%)
Cash provided by operating activities	$76
Cash used by investing activities	$(130)
Cash provided by financing activities	$29

* Revenue and OCF YoY growth rates are on a rebased basis.

Subscriber Growth - Liberty Global Group (Europe)

	Three months ended
	March 31,
	2017	2016

Organic RGU net additions (losses) by product		(excluding NL)(4)
Video	(15,100)	(97,700)
Data	154,400	145,200
Voice	105,000	127,000
Total Liberty Global Group	244,300	174,500

Organic RGU net additions (losses) by market
U.K./Ireland	158,000	92,900
Germany	52,400	23,600
Belgium	(12,000)	6,300
Switzerland/Austria	(2,400)	(12,000)
Central and Eastern Europe	48,300	63,700
Total Liberty Global Group	244,300	174,500

Organic Mobile SIM additions (losses) by product
Postpaid	91,200	88,600
Prepaid	(73,000)	(66,500)
Total Liberty Global Group	18,200	22,100

Organic Mobile SIM additions (losses) by market
U.K./Ireland	3,400	(16,100)
Belgium	3,500	17,800
Other	11,300	20,400
Total Liberty Global Group	18,200	22,100

•
Cable Product Performance: we added 244,000 RGUs, up 40% YoY when excluding the Netherlands from our Q1 2016 result. This acceleration was driven by materially lower video attrition, which was reduced by 83,000 RGUs, mainly related to our improved performances in the U.K. and Germany. Broadband growth was slightly up (added 9,000 more RGUs), while telephony RGU growth slowed (added 22,000 fewer RGUs) as compared to the RGU additions in Q1 2016

◦	The improved video trend was supported by our new build programs across Europe, the U.K. in particular, and success in the MDU segment in Germany

•
Next-Generation TV platforms (including Horizon TV, Horizon-Lite, TiVo, Eos (v6) and Yelo TV): we added 253,000 subscribers, as our next-generation subscriber base reached 6.9 million, representing 39% of our total video base (excluding DTH) in Europe

◦
Take-up of our new 4K enabled "Virgin TV V6" set-top box was robust in Q1 and customer satisfaction for this product has been significantly higher than our prior device. This new box is expected to be rolled out across additional markets later this year

◦	Added the popular Netflix app to our Horizon platform in Germany in March, offering convenience and more on-demand content, and it is now available in four countries

•
WiFi Connect Box: investing in best-in-class connectivity to enhance the customer experience by rolling out our WiFi Connect boxes. As of March 31, 2017, we have 3.7 million boxes installed across Europe, representing 26% penetration of our broadband base

◦	The average broadband speed of our internet subscribers was 108 Mbps and on average they consumed 121GB of data per month during Q1

•
U.K./Ireland: delivered accelerated RGU growth with 158,000 additions in Q1, up 70% YoY. Of particular note was our U.K. video performance with 46,000 RGU additions, a 53,000 improvement year-over-year. This result was supported by our network extension program and our new 4K set-top box. RGU attrition in Ireland was reduced from 17,000 in Q1 2016 to 5,000 this quarter, boosted by improvements across all products

•
Germany: delivered 52,000 RGU gains in Q1, while implementing price increases for four million subscribers. Sales remained steady during Q1 on the back of our new spring campaign and enhanced product portfolio, highlighting our 400Mbps top speed, which has improved our tier mix. Germany's video result improved by 34,000 RGUs YoY with support from a strong MDU video business

•
Belgium: Q1 attrition of 12,000 RGUs was primarily related to intensified competition and the announcement of certain price increases. This mainly impacted our stand-alone video subscribers resulting in a video loss of 21,000 RGUs. On the broadband and fixed telephony fronts, we delivered 6,000 and 3,000 RGU additions, respectively, and were able to drive our "WIGO" all-in-one converged bundle penetration to 9% of our fixed-line customer base at the end March 31, 2017

•
Switzerland/Austria: lost 2,000 RGUs in Q1, a 10,000 improvement as compared to Q1 2016, all related to an improved fixed telephony performance. Aggressive marketing efforts and new bundles from competitors impacted the sequential RGU growth. Our Swiss "Connect" and "Connect & Play" portfolios will be enriched with an exclusive sports channel called "MySports" that we plan to launch in Q3 to further differentiate our product offer

•
CEE: posted 48,000 RGU additions, with a stable video and improved internet performance that was more than offset by lower fixed telephony additions as compared to Q1 2016. From a country perspective, the lower year-over-year performance was mainly related to our performance in Poland, driven by lower fixed telephony and broadband internet additions, attributable to increased competition, and lower video additions in Hungary (DTH related)

•	Mobile[17]: added 18,000 mobile subscribers, as 91,000 postpaid subscriber additions were largely offset by 73,000 prepaid subscriber losses

◦
Virgin Media's subscriber base in the U.K. declined by 7,000 SIM cards in Q1 as 27,000 postpaid additions were more than offset by low-ARPU prepaid subscriber losses. As of March 31, 2017, 21% of our U.K. postpaid mobile base had a 4G contract, just five months after launch. In Ireland, we gained 10,000 subscribers, a record quarterly result

◦
Telenet in Belgium delivered 43,000 postpaid additions in Q1, supported by the continued success of "WIGO" and a refreshed BASE[20] postpaid offering. This solid performance was largely offset by declines in our prepaid base of 40,000 during Q1 2017

Revenue Highlights - Liberty Global Group (Europe)
The following table presents (i) revenue of each of our reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2017	2016	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$1,504.4	$1,686.5	(10.8)	1.7
Belgium	661.4	610.2	8.4	0.8
Germany	629.1	617.1	1.9	5.6
Switzerland/Austria	423.7	433.4	(2.2)	(1.3)
The Netherlands	—	669.8	*	*
Total Western Europe	3,218.6	4,017.0	(19.9)	1.8
Central and Eastern Europe	271.3	266.1	2.0	5.2
Central and other	28.7	(2.4)	N.M.	(0.7)
Total European Division	3,518.6	4,280.7	(17.8)	2.1
Corporate and other	0.4	14.6	N.M.	—
Intersegment eliminations	—	(11.2)	N.M.	*
Total Liberty Global Group	$3,519.0	$4,284.1	(17.9)	2.1

* - Omitted; N.M. - Not Meaningful

•	Reported revenue for the three months ended March 31, 2017 declined 18% year-over-year

◦
This decline was primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands in connection with the completion of our joint venture with Vodafone Group plc (the "VodafoneZiggo JV"), (ii) negative foreign exchange ("FX") movements, mainly related to the strengthening of the U.S. dollar against the British pound, and (iii) our organic revenue growth

•	Rebased revenue grew 2% during the Q1 2017 period despite the net negative impact of certain items, the most significant of which include:

◦	The net negative impact of our mobile split-contract program[21] in the U.K. totaling $26 million

◦	A reduction in cable subscription revenue of $9 million resulting from a change in U.K. regulations governing payment handling fees that Virgin Media charges its customers

◦	The favorable $6 million impact of the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium

•
In Q1 2017, the Liberty Global Group recognized $31.5 million of revenue from the VodafoneZiggo JV pursuant to the framework agreement that governs the services that we provide to the VodafoneZiggo JV. Our rebased growth calculations include an estimate of the revenue from the framework agreement for the three months ended March 31, 2016 as if the framework agreement had been in place at the beginning of 2016

•	Our B2B (including SOHO) and mobile (including interconnect and handset sales) businesses reported 9% rebased revenue growth and a 5% rebased revenue contraction, respectively, in Q1

◦	Contraction of mobile revenue was due to the 9% and 7% rebased revenue declines in the U.K. and Belgium, respectively, which together represent over 90% of our mobile business

▪	The decline was related to (i) the aforementioned reduction in revenue associated with our mobile split-contract program in the U.K. and (ii) continued declines in mobile interconnect revenue
Q1 2017 Rebased Revenue Growth - Segment Highlights

•	U.K./Ireland: overall 2% growth includes:

◦
Cable subscription (including SOHO) (~70% of revenue) rebased growth of 3%, driven by the net effect of (i) accelerating RGU growth to 317,000 over the LTM period, (ii) a 1% increase in ARPU per RGU on an FX-neutral basis and (iii) the aforementioned $9 million reduction in Q1 related to payment handling fees

◦	A rebased revenue decline in Q1 of 9% in our mobile business (including interconnect and mobile handset revenue), primarily due to the impact of the split-contract program, as mentioned above

◦	Rebased business revenue (excluding SOHO) growth of 1%, mainly driven by higher underlying data volumes

•
Belgium: rebased growth rate of 1% was driven by the net effect of (i) higher cable subscription revenue, mainly related to a 2% increase in ARPU per RGU, (ii) growth in B2B and (iii) the mobile revenue headwinds highlighted above

•
Germany: rebased revenue growth of 6% was largely attributable to (i) higher cable subscription revenue (~90% of revenue), as a result of adding nearly 350,000 subscribers over the LTM period and a 2% increase in ARPU per RGU and (ii) higher low-margin mobile handset revenue

•
Switzerland/Austria: rebased revenue decline of 1% was mainly due to lower ARPU per RGU, primarily related to a weaker tier-mix in combination with limited volume growth, which was only partially offset by solid mobile subscriber additions

•	CEE: rebased revenue growth of 5%, mainly driven by new build related subscriber growth that was only partially offset by lower ARPU per RGU in most countries
Operating Income - Liberty Global Group (Europe)

•	Operating income of $431 million and $527 million in Q1 2017 and Q1 2016, respectively, representing a decrease of 18%

•	The decrease in operating income was primarily impacted by decreases in (i) OCF, as further described below, and (ii) depreciation and amortization

Operating Cash Flow Highlights - Liberty Global Group (Europe)
The following table presents (i) OCF of each of our reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OCF	2017	2016	%	Rebased %
	in millions, except % amounts

European Division:
U.K./Ireland	$648.5	$744.6	(12.9)	0.9
Belgium	297.9	269.8	10.4	8.4
Germany	382.8	379.4	0.9	4.6
Switzerland/Austria	255.1	258.1	(1.2)	(0.3)
The Netherlands	—	367.9	*	*
Total Western Europe	1,584.3	2,019.8	(21.6)	2.9
Central and Eastern Europe	111.0	110.9	0.1	3.7
Central and other	(42.0)	(84.3)	50.2	23.6
Total European Division	1,653.3	2,046.4	(19.2)	3.9
Corporate and other	(48.6)	(52.8)	8.0	1.8
Total Liberty Global Group	$1,604.7	$1,993.6	(19.5)	4.1

OCF Margin	45.6%	46.5%
* - Omitted; N.M. - Not Meaningful

•	Reported OCF for the three months ended March 31, 2017 declined 20% year-over-year

◦	Mainly result of the net effect of (i) the deconsolidation of our operations in the Netherlands, (ii) the adverse impact of FX movements mentioned above and (iii) organic OCF growth

•	Rebased OCF growth of 4% in Q1 2017 included the net negative impact of certain items, the most significant of which included:

◦	The net unfavorable revenue items discussed in the "Revenue Highlights" section above

◦	A $6 million headwind associated with the settlement of an operational contingency in the U.K. during the first quarter of 2016

•	As compared to the prior-year period, our Q1 2017 OCF margin[22] was negatively impacted by the deconsolidation of the Netherlands
Q1 2017 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: 1% rebased OCF growth as the increase in rebased revenue was offset by higher programming costs, higher marketing spend mainly related to our Virgin TV V6, Virgin Fibre and Virgin Mobile campaigns and higher network expenses

•
Belgium: rebased OCF growth of 8% was largely driven by the aforementioned favorable impact of the expected recovery of prior-period VAT payments ($6m), lower handset sales/subsidies and indirect cost containment, partially offset by higher programming and copyright costs

•
Germany: grew rebased OCF by 5% primarily as a result of the net impact of previously-mentioned revenue growth drivers, including the impact of low-margin handset sales, and (i) higher staff-related costs, (ii) higher direct costs, largely due to increased mobile handset sales, (iii) higher customer service-related costs and (iv) lower network related costs

•	Switzerland/Austria: flat rebased OCF result as the 1% rebased revenue contraction was offset by lower SG&A expense and indirect cost controls

•
CEE: rebased OCF growth of 4% was primarily driven by aforementioned revenue growth, partially offset by increases in (i) programming and copyright costs, primarily in Hungary, Romania and Poland, (ii) interconnect costs, primarily in the Czech Republic, and (iii) network-related expenses, primarily in Romania

•	Central and other: year-over-year rebased improvement due to (i) lower staff-related costs and (ii) lower costs associated with our Liberty Go initiative
Net Loss - Liberty Global Group (Europe)

•	Net loss was $293 million and $334 million for the three months ended March 31, 2017 and 2016, respectively

Property and Equipment Additions - Liberty Global Group (Europe)

•
Beginning January 1, 2017, we changed the categories of our Property and Equipment additions[23] from the National Cable & Telecommunications Association ("NCTA") classification approach to a new categorization, which aligns to our internal categories. We also applied this change retroactively to the prior-year period. The new categories are:

◦	Customer Premises Equipment: includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE

◦	New Build & Upgrade: includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network

◦
Capacity: includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections

◦
Baseline: includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet

◦
Product & Enablers: discretionary capitalizable costs include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term

The details of our property and equipment additions are as follows:

	Three months ended
	March 31,
	2017	2016
	in millions, except % amounts
Customer premises equipment	$296.0	$236.2
New Build & Upgrade	189.8	151.0
Capacity	116.6	106.3
Baseline	156.3	174.5
Product & Enablers	125.7	117.4
Property and equipment additions (excluding the Netherlands)	884.4	785.4
The Netherlands	—	140.1
Total property and equipment additions	$884.4	$925.5

Property and equipment additions as % of revenue (excluding the Netherlands)	25.1%	21.7%

•
Increase in property and equipment additions in absolute terms and as a percentage of revenue was primarily driven by (i) higher CPE spend year-over-year in the U.K. and Germany and (ii) increased new build activities across our footprint, in the U.K. in particular, partly offset by lower baseline spend, primarily at Virgin Media

Consolidated Statements of Cash Flows - Liberty Global Group (Europe)

	Three months ended
	March 31,
	2017	2016	Variance
	in millions
Net cash provided (used) by:
Operating Activities	$902.8	$1,020.8	$(118.0)
Investing Activities	$1,890.7	$(1,879.3)	$3,770.0
Financing Activities	$(1,783.1)	$788.5	$(2,571.6)

•
Operating Activities: the decrease in cash provided was primarily attributable to the net effect of (i) a decrease in cash provided by OCF and related working capital items, including a decrease due to the completion of the VodafoneZiggo JV transaction, (ii) higher cash receipts related to derivative instruments, (iii) higher payments for taxes and (iv) a decrease due to unfavorable movements in FX

•
Investing Activities: the change in net cash provided (used) by investing activities was primarily attributable to an increase in cash related to (i) distributions received from affiliates, (ii) lower payments for acquisitions, (iii) the equalization payment received in connection with the completion of the VodafoneZiggo JV transaction and (iv) lower capital expenditures

•
Financing Activities: the change in net cash provided (used) by financing activities was primarily attributable to (i) higher net repayments and repurchases of debt and capital lease obligations and (ii) higher cash payments associated with the repurchase of shares

Adjusted Free Cash Flow - Liberty Global Group (Europe)

	Three months ended
	March 31,
	2017	2016
	in millions
Adjusted Free Cash Flow	$(332.6)	$(104.9)

•	The Q1 adjusted free cash flow decrease of $228 million, as compared to the prior-year period, was attributable to the net effect of:

◦	Lower cash provided from OCF and related working capital items

◦	Lower interest payments (including related derivative instruments)

◦	Favorable movements in FX

◦	Higher cash taxes

◦	Lower capital expenditures

•	The impact of the VodafoneZiggo JV transaction accounted for a significant portion of the above decreases

•	On a net basis, our vendor financing programs resulted in approximately $25 million higher adjusted free cash flow in Q1 2017, as compared to Q1 2016

Leverage and Liquidity - Liberty Global Group (Europe - at March 31, 2017)

•	Total capital leases and principal amount of third-party debt: $38.5 billion

•	Leverage ratios: Our adjusted gross and net leverage ratios[24] at March 31, 2017 were 5.3x and 5.0x, respectively

•	Average debt tenor[13] : approximately 7.5 years, with ~90% not due until 2021 or beyond

•	Borrowing costs[14]: blended fully-swapped borrowing cost of our third-party debt was 4.6%

•	Liquidity: $5.1 billion, including (i) $2.1 billion of cash at March 31, 2017, and (ii) aggregate unused borrowing capacity[25] under our credit facilities of $3.0 billion

VodafoneZiggo Joint Venture (not consolidated) - Liberty Global Group
Our noncontrolling 50% interest in the VodafoneZiggo JV is attributed to Liberty Global Group. VodafoneZiggo is a leading Dutch company that provides fixed, mobile and integrated communication and entertainment services to consumers and businesses. The unaudited financial and operating information set forth below is preliminary and subject to change.
VodafoneZiggo highlights for Q1 2017*:

•	Total pro forma revenue decline of 2%; €6 million of decline due to impact of mobile regulation

•	Stable fixed-line pro forma revenue and lower fixed RGU attrition in Q1; loss of 5,000 in Q1 compared to 40,000 in Q1 2016

•	Pro forma mobile (consumer and SOHO) revenue decline of 7% driven by increasing competition and regulation

•	Pro forma B2B (fixed and mobile for medium to large enterprises) revenue growth of 1%

•	Operating income decreased 30% on a pro forma basis in Q1 2017 to €53 million

•	OCF** decline of 6% on a pro forma basis, primarily resulting from lower revenue

•	New convergence propositions launched in April, providing significant cross-selling opportunity

*
VodafoneZiggo (formerly known as Ziggo Group Holding B.V.) is a wholly-owned subsidiary of VodafoneZiggo Group Holding B.V. ("VodafoneZiggo JV"), a 50:50 joint venture between Vodafone Group plc ("Vodafone") and Liberty Global. Prior to December 31, 2016, the predecessor of VodafoneZiggo was a wholly-owned subsidiary of Liberty Global. On December 31, 2016, Liberty Global and Vodafone completed a transaction (the "JV Transaction") whereby (i) VodafoneZiggo became a wholly-owned subsidiary of the VodafoneZiggo JV and (ii) Vodafone Libertel B.V. ("Vodafone NL"), the entity that owns Vodafone’s mobile operations in the Netherlands, became a wholly-owned subsidiary of VodafoneZiggo. In connection with the closing of the JV Transaction, the VodafoneZiggo JV recorded all of its assets and liabilities at fair value. As the entity contributed to the VodafoneZiggo JV by Liberty Global is considered to be the predecessor of VodafoneZiggo for financial reporting purposes, the historical consolidated financial statements for VodafoneZiggo do not include Vodafone NL for periods prior to December 31, 2016. In order to provide meaningful comparisons, the preliminary financial and operating information presented herein for the 2016 period is presented on a pro forma basis that gives effect to, among other items, (i) the inclusion of the financial and operating information of Vodafone NL (excluding Vodafone Thuis) as of and for the three months ended March 31, 2016, (ii) the impacts of the fair value accounting applied to the opening balance sheet of VodafoneZiggo in connection with the closing of the JV Transaction, (iii) the services provided to VodafoneZiggo by Vodafone and Liberty Global pursuant to a “Framework Agreement” that was entered into in connection with the JV Transaction; (iv) the elimination of historical related-party charges from Vodafone and Liberty that will not continue in the periods following the JV Transaction, with each adjustment recorded as if the JV Transaction had occurred on January 1, 2015. VodafoneZiggo financial information is denominated in euro, its functional currency, and reported in accordance with U.S. GAAP.

**	OCF for VodafoneZiggo is defined on a basis consistent with Liberty Global. For the definition of OCF see note 7. A reconciliation of operating income to OCF is presented below (in millions).

	Three months ended March 31,
	2017	2016
		Pro forma

Operating income	€53.2	€76.0
Share-based compensation expense	2.7	2.8
Depreciation and amortization	375.3	376.8
Impairment, restructuring and other operating items, net	0.2	2.7
OCF	€431.4	€458.3

The following table sets forth selected operating statistics of VodafoneZiggo.

	March 31,
	2017	2016
Fixed-line Subscribers (RGUs)(a)
Basic Video	619,300	736,500
Enhanced Video	3,338,200	3,307,900
Total Video	3,957,500	4,044,400
Internet	3,188,600	3,108,900
Telephony	2,538,900	2,535,000
Total RGUs	9,685,000	9,688,300

Fixed Customer Relationships	3,960,300	4,046,500

Mobile Subscribers (a) (pro forma for March 31, 2016)
Postpaid	4,066,900	4,055,600
Prepaid	1,006,300	1,171,100
Total Mobile subscribers	5,073,200	5,226,700

(a)	As defined by VodafoneZiggo.

Subscriber Growth - LiLAC Group

	Three months ended
	March 31,
	2017	2016

Organic RGU net additions (losses) by product
Video	5,200	3,500
Data	38,600	25,500
Voice	(1,900)	(7,700)
Total LiLAC Group	41,900	21,300

Organic RGU net additions by market
CWC	9,900	—
Chile	25,400	16,200
Puerto Rico	6,600	5,100
Total LiLAC Group	41,900	21,300

Organic Mobile SIM additions (losses) by product
Postpaid	12,100	1,000
Prepaid	27,000	(1,000)
Total LiLAC Group	39,100	—

Organic Mobile SIM additions by market
CWC	26,600	—
Chile	12,500	—
Puerto Rico	—	—
Total LiLAC Group	39,100	—

•	Product Additions: organic RGU additions increased 97% year-over-year to 42,000 as Chile, Puerto Rico and CWC all contributed to improved RGU performance

◦
This performance was led by a 51% increase in broadband RGU additions, as we added 39,000 subscribers in Q1 along with a significant reduction in fixed-line voice attrition, while organic video RGU growth remained relatively stable

•
Chile: VTR's market-leading HD channel line-up, cutting-edge video-on-demand user interface and broadband speed leadership fueled improved results across all three fixed-line products, delivering 25,000 organic RGU additions in Q1. Broadband adds of 27,000 RGUs marked our best Q1 since 2006 as VTR reinforced its best-in-class "Vive Mas" bundles with speed upgrades

•
Puerto Rico: LCPR reported 7,000 subscriber additions supported by market-leading broadband speeds of up to 400 Mbps in certain areas (with the speed in our core bundle at 60 Mbps) and a rich variety of video packages, including cost-effective Spanish speaking bundles and the successful introduction of UPick "skinny bundles" in late 2016

•
Panama: we continued to build momentum through our revitalized go-to-market approach, adding 8,000 organic RGUs. We added 2,000 internet and 2,000 cable video RGUs in Q1, as our bundled offers gained traction through network investments enabling faster speeds of up to 300 Mbps. We also grew our DTH base by 3,000 subscribers, targeting areas where we do not provide video through our HFC network

•	Jamaica: fixed-line telephony and internet RGUs grew, however this was offset by video declines

•	Bahamas: we added 2,000 RGUs in Q1 with momentum steadily building as we increased penetration of our newly constructed Fiber-to-the-Home (FttH) network

•
Barbados: RGUs declined by 2,000, primarily resulting from a decline in fixed-line telephony subscribers. We saw stability across video and internet as we improved service quality across our fixed network, which was a significant improvement compared to combined losses of 5,000 in Q4 2016 across these two products

•
Mobile: we added 39,000 mobile subscribers in the first quarter, driven by prepaid gains in Panama (49,000) and continued postpaid success in Chile (13,000) that were only partially offset by losses across other CWC businesses, including Jamaica (10,000) and the Bahamas (6,000)

◦	Panama: our prepaid mobile subscriber base grew in the quarter as we launched targeted data-led promotions and benefited from the seasonal Carnival uplift

◦	Jamaica: the mobile subscriber base remained above 900,000, however, we saw a decline in Q1, primarily prepaid churn, following increased promotional activity in Q4 2016

◦	Bahamas: entry of first mobile competitor in November 2016 led to subscriber decline

◦	Chile: subscribers increased as we continued to focus on penetrating our fixed subscriber base, adding nearly 50,000 postpaid subscribers over the past twelve months

Revenue Highlights - LiLAC Group
On May 16, 2016, a subsidiary of Liberty Global acquired CWC. Accordingly, CWC has been included in our financial results under our U.S. GAAP accounting policies since the acquisition date.
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2017	2016	%	Rebased %
	in millions, except % amounts

LiLAC Division:
CWC	$575.6	$—	*	(4.1)
Chile	229.3	200.0	14.7	7.1
Puerto Rico	106.7	103.9	2.7	2.7
Total LiLAC Division	911.6	303.9	200.0	(0.8)
Intersegment eliminations	(0.7)	—	N.M.	—
Total LiLAC Group	$910.9	$303.9	199.7	(0.8)
* - Omitted; N.M. - Not Meaningful

•	Reported revenue for the three months ended March 31, 2017 increased by 200%

◦	The Q1 result was primarily driven by the acquisition of CWC and beneficial movements of the Chilean peso relative to the U.S. dollar

•	From a rebased perspective, revenue decreased 1% for the three months ended March 31, 2017

Q1 2017 Rebased Revenue Growth - Segment Highlights

•
CWC: rebased revenue decline of 4% as we experienced weakness primarily in our mobile and fixed-line telephony segments. The decrease in mobile revenue was mainly driven by a decline in the Bahamas, where competition increased and we reduced roaming rates year-over-year, partially offset by continued mobile growth in Jamaica

•
Chile: robust rebased revenue growth of 7% for Q1 2017 was primarily related to higher ARPU per RGU and an increase in the average number of subscribers as well as increased mobile subscription revenue, driven by subscriber growth and, to a much lesser degree, higher ARPU

•	Puerto Rico: rebased revenue growth of 3% was driven by subscriber growth and Puerto Rico's B2B business
Operating Income - LiLAC Group

•	Operating income of $138 million and $60 million in Q1 2017 and Q1 2016, respectively, representing an increase of 130%

•	The increase in operating income, which was primarily driven by increases in (i) OCF, as further described below, and (ii) depreciation and amortization, was largely due to the inclusion of CWC
Operating Cash Flow Highlights - LiLAC Group
The following table presents (i) OCF of each of our reportable segments for the comparative periods, and (ii) the percentage change from period to period on a reported and a rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OCF	2017	2016	%	Rebased %
	in millions, except % amounts

LiLAC Division:
CWC	$213.1	$—	*	(19.4)
Chile	91.6	76.3	20.1	12.1
Puerto Rico	51.3	46.8	9.6	9.6
Total LiLAC Division	356.0	123.1	189.2	(9.4)
Corporate and other	(2.1)	(1.2)	(75.0)	(75.0)
Total segment OCF	$353.9	$121.9	190.3	(9.6)

OCF Margin	38.9%	40.1%
* - Omitted; N.M. - Not Meaningful

•	Reported OCF for the three months ended March 31, 2017 increased 190% primarily as a result of the aforementioned revenue drivers, including the impact associated with the acquisition of CWC

•	From a rebased perspective, OCF decreased 10% for the three months ended March 31, 2017
Q1 2017 Rebased OCF Growth - Segment Highlights

•
CWC: as previously identified we faced a challenging first quarter due to the comparison against CWC’s prior-year OCF result, which was an anomaly when compared to preceding and subsequent quarters. Rebased OCF declined 19% due to a combination of (i) lower revenue of $31 million, (ii)

the impact of non-recurring items that positively impacted the prior period, including an $8 million vendor credit, (iii) increased programming costs primarily related to the Premier League, (iv) increased costs associated with Hurricane Matthew and bad debts, and (v) increases in certain other costs, including network and marketing expenses, as CWC had lower spend in these areas during the Q1 2016 pre-acquisition period.  These factors were partially offset by reduced bonus costs in Q1 2017

•
Chile: increase was driven by the aforementioned revenue growth and lower interconnect charges, partially offset by an increase in costs associated with our mobile network, higher mobile handset costs and higher call center costs

•	Puerto Rico: increase supported by revenue growth and ongoing cost containment across the business
Net Loss - LiLAC Group

•	Net losses were $11 million and $39 million for the three months ended March 31, 2017 and 2016, respectively
Property and Equipment Additions - LiLAC Group

•
Beginning January 1, 2017, we changed the categories of our Property and Equipment additions[23] from the National Cable & Telecommunications Association ("NCTA") classification approach to a new categorization, which aligns to our internal categories. We applied this change retroactively to the prior year period. For a description of these new categories please see Property and Equipment Additions - Liberty Global Group.

	Three months ended
	March 31,
	2017	2016
	in millions, except % amounts
Customer premises equipment	$45.4	$38.6
New Build & Upgrade	14.6	13.8
Capacity	9.4	7.6
Baseline	7.6	5.0
Product & Enablers	1.7	6.5
CWC	60.5	—
Property and equipment additions	$139.2	$71.5

Property and equipment additions as % of revenue	15.3%	23.5%

•
The increase in property and equipment additions in absolute terms was driven primarily by the acquisition of CWC and, to a lesser extent, increases in CPE and new build activities across the legacy LiLAC footprint.

•	We continue to expect the percentage of revenue represented by our property and equipment additions to range from 21% to 23% for the LiLAC Group in 2017

Consolidated Statements of Cash Flows - LiLAC Group

	Three months ended
	March 31,
	2017	2016	Variance
	in millions
Net cash provided (used) by:
Operating Activities	$75.9	$69.9	$6.0
Investing Activities	$(129.8)	$(55.5)	$(74.3)
Financing Activities	$28.9	$(0.2)	$29.1

•
Operating Activities: the increase in cash provided was primarily attributable to the net effect of (i) an increase in cash provided by OCF and related working capital items, (ii) higher payments for interest and taxes and (iii) higher cash payments related to derivative instruments

•	Investing Activities: the increase in cash used was primarily due to higher payments for capital expenditures

•
Financing Activities: the change in net cash provided (used) was primarily attributable to higher net borrowings of debt, partially offset by higher cash payments associated with the repurchase of shares

•	The inclusion of CWC in the 2017 period accounted for the majority of these changes

Adjusted Free Cash Flow - LiLAC Group

	Three months ended
	March 31,
	2017	2016
	in millions
Adjusted Free Cash Flow	$(58.0)	$19.9

•	The Q1 decrease, as compared to the prior-year period, was attributable to:

◦	Higher cash provided from OCF and related working capital items

◦	Higher interest payments (including related derivative instruments)

◦	Higher capital expenditures

◦	Higher cash taxes

•	The inclusion of CWC in the 2017 period accounted for the majority of these increases

Leverage and Liquidity - LiLAC Group (at March 31, 2017)

•	Total capital leases and principal amount of third-party debt: $6.1 billion

•	Leverage ratios: consolidated gross and net leverage ratios[24] of 4.3x and 4.0x, respectively

•	Average debt tenor[13]: over 5.0 years, with less than 10% due prior to 2021

•	Borrowing costs[14]: blended fully-swapped borrowing cost of our third-party debt was 6.6%

•	Liquidity: approximately $1.5 billion, including $527 million of cash and $1.0 billion of aggregate unused borrowing capacity[25] under our credit facilities

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to subscribers, revenue, OCF and Adjusted FCF; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services (including the impact of investments by Virgin Media in its marketing efforts); plans and expectations relating to new build and network extension opportunities; expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; statements regarding our joint venture in the Netherlands; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 6 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Footnotes

[1]
The Liberty Global ordinary shares and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to “track” the economic performance of the Liberty Global Group and the LiLAC Group, respectively (each as defined and described below). For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q filed on May 8, 2017 (the "Form 10-Q"). While the LiLAC Group and the Liberty Global Group have separate collections of businesses, assets and liabilities attributed to them, neither group is a separate legal entity. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it CWC, VTR and Liberty Puerto Rico. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding, Telenet and, through December 31, 2016, Ziggo Group Holding. The condensed consolidated financial statements of Liberty Global are included in our Form 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our Form 10-Q.

[2]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with a Horizon-like user interface (Yelo in Belgium) as well as Horizon-Lite set-top boxes.

[3]
Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[4]
As we no longer consolidate the Netherlands effective December 31, 2016, we have removed the Netherlands from certain information presented for periods prior to December 31, 2016 to enhance comparability.

[5]	Please see Revenue and Operating Cash Flow for information on rebased growth.

[6]	Total B2B includes subscription (SOHO) and non-subscription revenue.

[7]	Please see OCF Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales, installation fees and revenue from the VodafoneZiggo JV for services we provide to them) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[9]	Please see Liberty Global's 8-K/A filed on March 28, 2017.

[10]
The amounts presented for our 2017 new build programs in Europe, which exclude upgrades, include homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services.

[11]	On May 16, 2016, we acquired Cable & Wireless Communications Limited ("CWC").

[12]
A reconciliation of our LiLAC OCF guidance for 2017 to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation is projected as part of our forecasting process, as certain items may vary significantly from one period to another. For example, impairments or other operating charges such as direct acquisition costs are contingent upon the underlying activity, which cannot be reasonably forecasted. FX rates as of February 12, 2017.

[13]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[14]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[15]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[16]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Customer Relationships.

[17]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of mobile subscribers.

[18]
Our residential fixed business consists of our fixed-line triple-play and DTH businesses, but excludes SOHO services. Residential fixed also excludes the framework services revenue from the VodafoneZiggo JV and our small Irish broadcasting businesses.

[19]
Please see Adjusted Free Cash Flow Definition and Reconciliation for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows included in our Form 10-Q. A reconciliation of our 2017 FCF guidance to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

[20]	On February 11, 2016, Telenet acquired Telenet Group BVBA ("BASE").

[21]
We offer our customers in the U.K., Belgium and Switzerland the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[22]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[23]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[24]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp.

[25]
Our aggregate unused borrowing capacity of $4.0 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.0 billion attributed to the Liberty Global Group and $1.0 billion attributed to the LiLAC Group. Upon completion of the relevant March 31, 2017 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.9 billion. This consists of $3.0 billion attributed to the Liberty Global Group and $879 million attributed to the LiLAC Group. LiLAC cash of $527 million includes $288 million of cash held by CWC, substantially all of which is held by CWC subsidiaries. For information regarding limitations on CWC's ability to access this cash, see the discussion under "Material Changes in Financial Condition" in our Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Revenue and Operating Cash Flow
In the following tables, we present revenue and operating cash flow by reportable segment for the three months ended March 31, 2017, as compared to the corresponding prior-year periods. All of our reportable segments derive their revenue primarily from consumer and B2B services, including video, broadband internet and fixed-line telephony services and, with the exception of Puerto Rico, mobile services. For detailed information regarding the composition of our reportable segments, see note 15 to the condensed consolidated financial statements included in our 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2016, we have adjusted our historical revenue and OCF for the three months ended March 31, 2016 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2016 and 2017 in our rebased amounts for the three months ended March 31, 2016 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2017, (ii) exclude the revenue and OCF of Ziggo Group Holding and a sports channel that were contributed to the VodafoneZiggo JV at the end of December 31, 2016, (iii) include revenue for the framework services agreement with the VodafoneZiggo JV in our rebased amounts for the three months ended March 31, 2016 as if the framework services agreement had been in place at the beginning of 2016, (iv) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the three months ended March 31, 2016 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the three months ended March 31, 2017 (v) exclude the revenue and OCF of two small disposals made in Belgium during Q1 2017 to the same extent that the revenue and OCF of these disposed businesses is excluded from our results for the three months ended March 31, 2017 and (vi) reflect the translation of our rebased amounts for the three months ended March 31, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2017. We have included CWC, BASE and four small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2016. We have reflected the revenue and OCF of the acquired entities in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for the Liberty Global Group and the LiLAC Group:

	Revenue	OCF
	Three months ended March 31, 2016	Three months ended March 31, 2016
Liberty Global Group	in millions
Acquisitions	$120.2	$39.4
Contribution of Ziggo Group Holding to the VodafoneZiggo JV and other dispositions (a)	(680.2)	(370.6)
Foreign Currency	(276.5)	(120.3)
Total decrease	$(836.5)	$(451.5)

LiLAC Group
CWC	$605.6	$267.2
Foreign Currency	8.3	2.5
Total increase	$613.9	$269.7

(a)
In connection with the December 31, 2016 closing of the VodafoneZiggo JV transaction, we entered into a Framework Agreement that provides for the terms under which we provide services to the VodafoneZiggo JV. These adjustments to revenue and OCF are net of $31 million of revenue that we assumed would have been earned if the Framework Agreement had been in place on January 1, 2016.

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total segment OCF is presented in the following table:
.

	Three months ended
	March 31,
	2017	2016
	in millions
Consolidated Liberty Global
Operating income	$569.2	$586.6
Share-based compensation expense	39.0	69.0
Depreciation and amortization	1,322.2	1,435.5
Impairment, restructuring and other operating items, net	28.2	24.4
Total segment OCF	$1,958.6	$2,115.5

Liberty Global Group
Operating income	$431.2	$526.6
Share-based compensation expense	33.4	67.2
Inter-group fees and allocations	(3.0)	(2.1)
Depreciation and amortization	1,128.3	1,383.2
Impairment, restructuring and other operating items, net	14.8	18.7
Total segment OCF	$1,604.7	$1,993.6

LiLAC Group
Operating income	$138.0	$60.0
Share-based compensation expense	5.6	1.8
Inter-group fees and allocations	3.0	2.1
Depreciation and amortization	193.9	52.3
Impairment, restructuring and other operating items, net	13.4	5.7
Total segment OCF	$353.9	$121.9

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table1 details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at March 31, 2017:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,269.8	$66.7	$2,336.5	$1,955.3
Virgin Media[3]	15,220.1	84.1	15,304.2	60.6
UPC Holding	6,908.5	41.1	6,949.6	15.6
Unitymedia	8,132.8	661.6	8,794.4	1.9
Telenet	4,746.5	387.1	5,133.6	76.2
Total Liberty Global Group	37,277.7	1,240.6	38,518.3	2,109.6
LiLAC Group unrestricted subsidiaries	—	—	—	93.8
CWC	3,670.9	20.0	3,690.9	288.4
VTR Finance	1,455.8	0.6	1,456.4	98.9
Liberty Puerto Rico	942.5	0.1	942.6	46.0
Total LiLAC Group	6,069.2	20.7	6,089.9	527.1
Total	$43,346.9	$1,261.3	$44,608.2	$2,636.7

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconcile those additions to the capital expenditures that are presented in the attributed statement of cash flows information included in Exhibit 99.1 to our 10-Q.

Liberty Global Group

	Three months ended
	March 31,
	2017	2016
	in millions, except % amounts
Customer premises equipment	$296.0	$236.2
New Build & Upgrade	189.8	151.0
Capacity	116.6	106.3
Baseline	156.3	174.5
Product & Enablers	125.7	117.4
Property and equipment additions (excluding the Netherlands)	884.4	785.4
The Netherlands	—	140.1
Total property and equipment additions	884.4	925.5
Reconciliation of property and equipment additions to capital expenditures:
Excluding the Netherlands:
Assets acquired under capital-related vendor financing arrangements[4]	(614.4)	(398.5)
Assets acquired under capital leases	(31.4)	(27.9)
Changes in current liabilities related to capital expenditures	261.8	110.4
The Netherlands	—	(22.4)
Total capital expenditures[5]	$500.4	$587.1

Property and equipment additions as % of revenue (excluding the Netherlands)	25.1%	21.7%

LiLAC Group

	Three months ended
	March 31,
	2017	2016
	in millions, except % amounts
Customer premises equipment	$45.4	$38.6
New Build & Upgrade	14.6	13.8
Capacity	9.4	7.6
Baseline	7.6	5.0
Product & Enablers	1.7	6.5
CWC P&E Additions	60.5	—
Property and equipment additions	139.2	71.5
Assets acquired under capital-related vendor financing arrangements	(14.1)	—
Assets acquired under capital leases	(0.9)	—
Changes in current liabilities and cash derivatives related to capital expenditures	0.2	(21.5)
Capital expenditures	$124.4	$50.0

Property and equipment additions as % of revenue	15.3%	23.5%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.3 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]	Amounts exclude related VAT of $98 million and $56 million during the three months ended March 31, 2017 and 2016, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. We changed our definition of adjusted free cash flow effective January 1, 2017 to remove the add-back of excess tax benefits from share-based compensation. This change, which was given effect for all periods presented, was made to accommodate our January 1, 2017 adoption of ASU 2016-09, Compensation - Stock Compensation, Improvements to Employee Share-Based Payment Accounting, pursuant to which we retrospectively revised the presentation of our condensed consolidated statements of cash flows to remove the operating cash outflows and financing cash inflows associated with excess tax benefits from share-based compensation. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods:

	Three months ended
	March 31,
	2017	2016
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$978.7	$1,090.7
Cash payments for direct acquisition and disposition costs	2.7	8.2
Expenses financed by an intermediary[6]	308.1	153.5
Capital expenditures	(624.8)	(637.1)
Principal payments on amounts financed by vendors and intermediaries	(1,033.0)	(672.9)
Principal payments on certain capital leases	(22.3)	(27.4)
Adjusted FCF	$(390.6)	$(85.0)

Liberty Global Group
Net cash provided by operating activities	$902.8	$1,020.8
Cash payments for direct acquisition and disposition costs	1.8	8.1
Expenses financed by an intermediary	297.8	153.5
Capital expenditures	(500.4)	(587.1)
Principal payments on amounts financed by vendors and intermediaries	(1,014.2)	(672.9)
Principal payments on certain capital leases	(20.4)	(27.3)
Adjusted FCF	$(332.6)	$(104.9)

LiLAC Group
Net cash provided by operating activities	$75.9	$69.9
Cash payments for direct acquisition and disposition costs	0.9	0.1
Expenses financed by an intermediary	10.3	—
Capital expenditures	(124.4)	(50.0)
Principal payments on amounts financed by vendors and intermediaries	(18.8)	—
Principal payments on certain capital leases	(1.9)	(0.1)
Adjusted FCF	$(58.0)	$19.9
________________________________

[6]
For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship7
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,				%	FX-Neutral[8]
	2017		2016		Change	% Change

Liberty Global Consolidated		$40.71		$43.74	(6.9%)	(1.4%)
Liberty Global Group		€37.19		€39.04	(4.7%)	(1.6%)
U.K. & Ireland (Virgin Media)		£49.99		£49.20	1.6%	0.8%
Germany (Unitymedia)		€24.82		€23.87	4.0%	4.0%
Belgium (Telenet)		€54.37		€52.34	3.9%	3.9%
The Netherlands (Ziggo Group Holding)		€—		€44.88	*	*
Other Europe (UPC Holding)		€26.98		€26.67	1.2%	(0.2%)
LiLAC Group[9]		$48.99		$54.36	(9.9%)	(13.9%)
Chile (VTR)	CLP	33,676	CLP	33,049	1.9%	1.9%
CWC		$35.70		$—	*	*
Puerto Rico		$79.07		$77.40	2.2%	2.2%

* - Omitted
____________________________

7 The impact of CWC is not included in the three months ended March 31, 2016.

[8]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[9]	The decrease in the LiLAC Group ARPU is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU was $57.82 for the three months ended March 31, 2017.

Mobile ARPU

The following tables provide ARPU per mobile subscriber10 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		%	FX-Neutral
	2017	2016	Change	% Change
Liberty Global Group:
Including interconnect revenue	$17.44	$19.88	(12.3%)	(5.2%)
Excluding interconnect revenue	$14.16	$16.23	(12.8%)	(5.3%)

LiLAC Group:
Including interconnect revenue	$16.81	$24.77	(32.1%)	(36.6%)
Excluding interconnect revenue	$15.67	$22.40	(30.0%)	(34.7%)

_______________________________

[10]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period. The amounts for the three months ended March 31, 2016 do not include the impact of CWC. The decrease in ARPU per mobile subscriber for the Liberty Global Group is largely due to our split-contract programs. The decrease in ARPU per mobile subscriber for the LiLAC Group is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU per mobile subscriber for the three months ended March 31, 2017 was $26.66 (including interconnect) and $24.41 (excluding interconnect).

RGUs, Customers and Bundling11
The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2017, December 31, 2016, and March 31, 2016:

	March 31, 2017	December 31, 2016	March 31, 2016	Q1’17 / Q4’16 (% Change)	Q1’17 / Q1’16 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	18,472,500	18,483,800	22,580,300	(0.1%)	(18.2%)
Broadband Internet RGUs	14,486,300	14,334,600	16,945,500	1.1%	(14.5%)
Telephony RGUs	12,065,900	11,962,900	14,118,400	0.9%	(14.5%)
Total Liberty Global Group	45,024,700	44,781,300	53,644,200	0.5%	(16.1%)

Customers
Single-Play Customers	8,330,700	8,417,300	9,551,100	(1.0%)	(12.8%)
Dual-Play Customers	3,925,700	3,889,900	4,415,200	0.9%	(11.1%)
Triple-Play Customers	9,614,200	9,528,100	11,754,200	0.9%	(18.2%)
Total Liberty Global Group	21,870,600	21,835,300	25,720,500	0.2%	(15.0%)

Bundling
% of Single-Play Customers	38.1%	38.6%	37.1%	(1.3%)	2.7%
% of Dual-Play Customers	17.9%	17.8%	17.2%	0.6%	4.1%
% of Triple-Play Customers	44.0%	43.6%	45.7%	0.9%	(3.7%)

RGUs per customer relationship	2.06	2.05	2.09	0.5%	(1.4%)

LiLAC Group
Total RGUs
Video RGUs	1,717,100	1,714,300	1,293,400	0.2%	32.8%
Broadband Internet RGUs	2,061,500	2,022,900	1,347,600	1.9%	53.0%
Telephony RGUs	1,639,300	1,641,200	876,200	(0.1%)	87.1%
Total LiLAC Group	5,417,900	5,378,400	3,517,200	0.7%	54.0%

Customers
Single-Play Customers	1,271,800	1,249,000	570,000	1.8%	123.1%
Dual-Play Customers	801,200	793,900	382,200	0.9%	109.6%
Triple-Play Customers	847,900	847,200	727,600	0.1%	16.5%
Total LiLAC Group	2,920,900	2,890,100	1,679,800	1.1%	73.9%

Bundling
% of Single-Play Customers	43.6%	43.2%	33.9%	0.9%	28.6%
% of Dual-Play Customers	27.4%	27.5%	22.8%	(0.4%)	20.2%
% of Triple-play Customers	29.0%	29.3%	43.3%	(1.0%)	(33.0%)

RGUs per customer relationship	1.85	1.86	2.09	(0.5%)	(11.5%)
_____________________________

11    The March 31, 2016 figures for the LiLAC Group do not include the impact of the CWC acquisition and the December 31, 2016 and
March 31, 2017 figures for the Liberty Global Group do not include Ziggo Group Holding, which was contributed to the VodafoneZiggo
JV on December 31, 2016.

	Consolidated Operating Data — March 31, 2017
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers

U.K.(11)	13,554,400	13,542,200	5,351,500	—	3,775,300	—	3,775,300	4,997,400	4,425,700	13,198,400	3,015,700
Germany	12,916,200	12,807,400	7,173,500	4,797,800	1,599,500	—	6,397,300	3,357,100	3,137,000	12,891,400	346,700
Belgium	2,996,700	2,996,700	2,134,200	268,700	1,727,600	—	1,996,300	1,608,100	1,258,200	4,862,600	2,837,500
Switzerland(10)	2,251,100	2,251,100	1,281,400	569,000	672,200	—	1,241,200	744,500	517,900	2,503,600	85,300
Austria	1,394,500	1,394,500	653,200	109,600	367,600	—	477,200	505,900	434,700	1,417,800	39,000
Ireland	856,300	812,100	452,500	28,400	269,500	—	297,900	364,400	353,900	1,016,200	27,900
Total Western Europe	33,969,200	33,804,000	17,046,300	5,773,500	8,411,700	—	14,185,200	11,577,400	10,127,400	35,890,000	6,352,100
Poland	3,184,100	3,123,600	1,430,500	203,400	1,010,500	—	1,213,900	1,111,500	630,200	2,955,600	4,900
Romania	2,922,500	2,877,000	1,290,900	255,000	647,400	356,400	1,258,800	544,000	488,300	2,291,100	—
Hungary	1,738,100	1,720,600	1,107,000	118,400	545,600	284,800	948,800	641,600	589,800	2,180,200	67,100
Czech Republic	1,484,000	1,450,700	717,000	152,900	355,200	109,100	617,200	481,500	146,900	1,245,600	—
Slovakia	588,700	566,800	278,900	27,100	144,900	76,600	248,600	130,300	83,300	462,200	—
Total CEE	9,917,400	9,738,700	4,824,300	756,800	2,703,600	826,900	4,287,300	2,908,900	1,938,500	9,134,700	72,000
Total Liberty Global Group	43,886,600	43,542,700	21,870,600	6,530,300	11,115,300	826,900	18,472,500	14,486,300	12,065,900	45,024,700	6,424,100

Chile	3,271,500	2,758,600	1,352,800	75,700	977,200	—	1,052,900	1,117,800	650,200	2,820,900	178,700
Puerto Rico	1,095,000	1,095,000	406,700	—	260,900	—	260,900	333,900	210,900	805,700	—
Panama	527,800	453,200	343,300	—	42,500	42,500	85,000	97,700	275,900	458,600	1,783,200
Jamaica	424,300	414,300	294,900	—	98,000	—	98,000	174,400	223,800	496,200	934,900
Trinidad	311,700	311,700	163,400	—	114,100	—	114,100	123,500	33,400	271,000	—
Barbados	122,500	122,500	89,500	—	18,100	—	18,100	63,000	79,500	160,600	128,600
Bahamas	128,900	128,900	54,700	—	3,700	—	3,700	26,800	54,700	85,200	309,400
Other CWC	356,300	336,500	215,600	12,000	72,400	—	84,400	124,400	110,900	319,700	397,300
Total LiLAC Group	6,238,000	5,620,700	2,920,900	87,700	1,586,900	42,500	1,717,100	2,061,500	1,639,300	5,417,900	3,732,100

Grand Total	50,124,600	49,163,400	24,791,500	6,618,000	12,702,200	869,400	20,189,600	16,547,800	13,705,200	50,442,600	10,156,200

	Subscriber Variance Table - March 31, 2017 vs December 31, 2016
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers

U.K.(11)	95,200	95,800	67,500	—	46,200	—	46,200	80,700	35,600	162,500	(6,600)
Germany	21,700	40,300	11,300	(25,100)	16,700	—	(8,400)	31,500	29,300	52,400	(6,400)
Belgium	9,100	9,100	(15,100)	(15,900)	(5,300)	—	(21,200)	6,400	2,800	(12,000)	(154,400)
Switzerland(10)	14,300	14,300	(13,300)	(7,500)	(3,000)	—	(10,500)	(5,300)	6,000	(9,800)	5,000
Austria	3,100	3,100	(800)	(6,100)	300	—	(5,800)	3,100	9,200	6,500	8,500
Ireland	4,000	4,600	(2,200)	(1,300)	(5,600)	—	(6,900)	900	1,500	(4,500)	10,000
Total Western Europe	147,400	167,200	47,400	(55,900)	49,300	—	(6,600)	117,300	84,400	195,100	(143,900)
Poland	26,500	28,700	(8,700)	(6,200)	5,600	—	(600)	6,400	(4,300)	1,500	(400)
Romania	34,800	38,600	(5,100)	(8,400)	7,000	(7,100)	(8,500)	8,600	17,400	17,500	—
Hungary	6,700	6,700	(5,700)	(12,800)	13,400	(7,200)	(6,600)	9,500	10,000	12,900	4,600
Czech Republic	4,000	4,000	3,000	9,500	400	(2,400)	7,500	7,600	(2,500)	12,600	—
Slovakia	900	2,000	4,400	(1,400)	1,100	3,800	3,500	2,300	(2,000)	3,800	—
Total CEE	72,900	80,000	(12,100)	(19,300)	27,500	(12,900)	(4,700)	34,400	18,600	48,300	4,200
Total Liberty Global Group	220,300	247,200	35,300	(75,200)	76,800	(12,900)	(11,300)	151,700	103,000	243,400	(139,700)

Chile	54,900	48,100	23,900	(3,800)	9,400	—	5,600	26,600	(6,800)	25,400	12,500
Puerto Rico	2,700	2,700	3,000	—	(400)	—	(400)	4,900	2,100	6,600	—
Panama	—	36,900	7,300	—	(300)	2,800	2,500	2,000	700	5,200	46,900
Jamaica	—	(10,000)	(1,000)	—	(4,500)	—	(4,500)	2,100	2,600	200	(9,900)
Trinidad	1,200	1,200	(3,000)	—	(3,100)	—	(3,100)	—	2,700	(400)	—
Barbados	700	700	(2,700)	—	(300)	—	(300)	500	(2,100)	(1,900)	(2,900)
Bahamas	(26,100)	(26,100)	(500)	—	2,100	—	2,100	400	(400)	2,100	(5,800)
Other	2,000	2,000	3,800	1,900	(1,000)	—	900	2,100	(700)	2,300	(1,700)
Total LiLAC Group	35,400	55,500	30,800	(1,900)	1,900	2,800	2,800	38,600	(1,900)	39,500	39,100

Grand Total	255,700	302,700	66,100	(77,100)	78,700	(10,100)	(8,500)	190,300	101,100	282,900	(100,600)

								Continued below

	Subscriber Variance Table - March 31, 2017 vs December 31, 2016
				Video
	Homes Passed(1)	Two-way Homes Passed(2)	Fixed-line Customer Relationships(3)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)	Total RGUs(4)	Total Mobile Subscribers(12)

Organic Change Summary:
U.K.	95,200	95,800	67,500	—	46,200	—	46,200	80,700	35,600	162,500	(6,600)
Germany	21,700	52,200	11,300	(25,100)	16,700	—	(8,400)	31,500	29,300	52,400	(6,400)
Belgium	9,100	9,100	(15,100)	(15,900)	(5,300)	—	(21,200)	6,400	2,800	(12,000)	3,500
Other Europe	85,600	93,300	(23,500)	(41,100)	22,300	(12,900)	(31,700)	35,800	37,300	41,400	27,700
Total Liberty Global Group	211,600	250,400	40,200	(82,100)	79,900	(12,900)	(15,100)	154,400	105,000	244,300	18,200
Chile	54,900	48,100	23,900	(3,800)	9,400	—	5,600	26,600	(6,800)	25,400	12,500
Puerto Rico	2,700	2,700	3,000	—	(400)	—	(400)	4,900	2,100	6,600	—
Panama	—	36,900	9,700	—	2,100	2,800	4,900	2,000	700	7,600	46,900
Jamaica	—	—	(1,000)	—	(4,500)	—	(4,500)	2,100	2,600	200	(9,900)
Trinidad	1,200	1,200	(3,000)	—	(3,100)	—	(3,100)	—	2,700	(400)	—
Barbados	700	700	(2,700)	—	(300)	—	(300)	500	(2,100)	(1,900)	(2,900)
Bahamas	—	—	(500)	—	2,100	—	2,100	400	(400)	2,100	(5,800)
Other	2,000	2,000	3,800	1,900	(1,000)	—	900	2,100	(700)	2,300	(1,700)
Total LiLAC Group	61,500	91,600	33,200	(1,900)	4,300	2,800	5,200	38,600	(1,900)	41,900	39,100
Total Organic Change	273,100	342,000	73,400	(84,000)	84,200	(10,100)	(9,900)	193,000	103,100	286,200	57,300

Q1 2017 Adjustments:
Q1 2017 Germany adjustments	—	(11,900)	—	—	—	—	—	—	—	—	—
Q1 2017 Acquisitions - Switzerland	8,700	8,700	4,800	4,800	—	—	4,800	—	—	4,800	—
Q1 2017 Switzerland adjustments	—	—	—	2,100	—	—	2,100	—	—	2,100	—
Q1 2017 Disposition - Switzerland	—	—	(3,900)	—	(3,100)	—	(3,100)	(2,700)	(2,000)	(7,800)	—
Q1 2017 Poland adjustments	—	—	(5,800)	—	—	—	—	—	—	—	—
Q1 2017 Disposition - Belgium	—	—	—	—	—	—	—	—	—	—	(157,900)
Q1 2017 Jamaica adjustments	—	(10,000)	—	—	—	—	—	—	—	—	—
Q1 2017 Bahamas adjustments	(26,100)	(26,100)	—	—	—	—	—	—	—	—	—
Q1 2017 Panama adjustments	—	—	(2,400)	—	(2,400)	—	(2,400)	—	—	(2,400)	—
Net Adjustments	(17,400)	(39,300)	(7,300)	6,900	(5,500)	—	1,400	(2,700)	(2,000)	(3,300)	(157,900)
Net Adds (Reductions)	255,700	302,700	66,100	(77,100)	78,700	(10,100)	(8,500)	190,300	101,100	282,900	(100,600)

Footnotes for Operating Data and Subscriber Variance Tables

1
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland (see note 10) we do not report homes passed for Switzerland’s partner networks.

2	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

3
Fixed-line Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

4
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

5
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 173,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

6
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

7	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

8
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 43,500 and 19,900 digital subscriber line (“DSL”) subscribers within Austria and Belgium, respectively, who are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 93,400 subscribers who have requested and received this service.

9
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 33,100 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 101,600 subscribers who have requested and received this service.

10
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2017, Switzerland’s partner networks account for 133,700 Customer Relationships, 287,200 RGUs, 104,000 Enhanced Video Subscribers, 107,000 Internet Subscribers, and 76,200 Telephony Subscribers.

11	Our Homes Passed and Two-way Homes Passed counts for the U.K. as of December 31, 2016 have been reduced by 151,000 premises as further detailed in our Form 8-K/A filed on March 28, 2017.

12
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2017, the prepaid mobile subscriber count included the following: Panama (1,615,400), Jamaica (911,900), Belgium (683,400), U.K. (605,100), Bahamas (277,900), Barbados (99,300), Chile (7,700) and twelve remaining CWC geographies (338,800).

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. SOHO customers of CWC are not included in our respective RGU and customer counts as of March 31, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.